VENTURE LENDING & LEASING IX, INC.
Secretary’s Certificate

    I, Jared S. Thear, the Secretary of Venture Lending & Leasing IX, Inc. (“Fund IX”), hereby certify: that the following resolutions were duly adopted by the Board of Directors on May 17, 2023, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the Board of Directors of Fund IX who are not “interested persons” of Fund IX.
WHEREAS, it is proposed, and the Board of Directors of Fund IX deems it advisable, that Fund IX be insured (together with the Fund's parent LLC) against loss under a Financial Institution Investment Company Asset Protection Bond issued by Chubb Group of Insurance Companies in the amount of $1,000,000 per occurrence, at a premium of $3,000 (the "Fund Bond"); and
WHEREAS, the Board of Directors of Fund IX has considered the adequacy of the Fund Bond with due consideration to all relevant factors, including, but not limited to (i) the amounts and type of coverage to be provided by the Fund Bond; (ii) the value of the aggregate assets of the Fund to which any person covered by the Fund Bond may have access, (iii) the type and terms of the arrangements made by the Fund for the custody and safekeeping of its assets, and the nature of the securities in the Fund’s portfolio; (iv) the nature of the securities in the Fund’s portfolio; (v) the method of conducting Fund IX’s operations; and (vi) the accounting procedures and controls of Fund IX; and
WHEREAS, the Board of Directors of Fund IX has considered the allocation of premiums for the Fund Bond to the Fund and its parent LLC with due consideration to all relevant factors, including: (i) the nature of the business activities of the Fund and the LLC; (ii) the amount of the Fund Bond; (iii) the amount of the premium for the Fund Bond; (iv) the ratable allocation of the premium between the Fund and the LLC; and
RESOLVED, that (i) the form of Fund Bond and the amount of $1,000,000 per occurrence in fidelity bond coverage for Fund IX (together with its LLC) be, and hereby is, determined to be reasonable in accordance with Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and (ii) the premium in the amount of $3,000 for the Fund Bond of Fund IX, be and hereby is, approved;

FURTHER RESOLVED, that the Fund Bond is approved;
FURTHER RESOLVED, that the Chief Financial Officer be, and hereby is, authorized to execute and deliver the Fund Bond; and
FURTHER RESOLVED, that upon successfully executing and delivering the Fund Bond, the Chief Financial Officer be, and he hereby is, instructed and authorized to file the Fund Bond with the Securities and Exchange Commission and complete every other requirement of Section 17(g) and Rule 17g-1 under the 1940 Act.

I am also providing the following statements in accordance with Rule 17g-1:

    The premium for the bond has been paid through June 30, 2024.

IN WITNESS WHEREOF, I have hereunto signed my name this 6th day of July 2023.

                            /s/ Jared S. Thear
                            Jared S. Thear